FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares First Fiscal Quarter Distribution of $0.32 Per Share and Announces Fourth Fiscal Quarter Financial Results

CHICAGO, IL, December 3, 2013 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the fourth fiscal quarter ended September 30, 2013.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	September 30, 2013	June 30, 2013
Investment portfolio	$1,024,645	$967,792
Total assets	$1,091,656	$1,015,757
Net asset value per share	$15.21	$15.12

	Quarter Ended
	September 30, 2013	June 30, 2013
Investment income	$22,816	$22,268
Net investment income	$12,424	$12,000
Net gain / (loss) on investments	$(130)	$657
Net increase in net assets resulting from operations	$12,294	$12,657

Net investment income per share	$0.31	$0.32
Net gain on investments and secured borrowings per share	$-	$0.02
Net earnings per share	$0.31	$0.34

Fourth Fiscal Quarter 2013 Highlights

•	Net investment income for the quarter ended September 30, 2013 was $12.4 million, or $0.31 per share, as compared to $12.0 million, or $0.32 per share, for the quarter ended June 30, 2013;
•	Net gain on investments for the quarter ended September 30, 2013 was $(0.1) million, or $0.00 per share, as compared to $0.7 million, or $0.02 per share, for the quarter ended June 30, 2013;
•	Net increase in net assets resulting from operations for the quarter ended September 30, 2013 was $12.3 million, or $0.31 per share, as compared to $12.7 million, or $0.34 per share, for the quarter ended June 30, 2013; and
•	Our board of directors declared a quarterly distribution on November 26, 2013 of $0.32 per share, payable on December 27, 2013 to stockholders of record as of December 17, 2013.

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Portfolio and Investment Activities

As of September 30, 2013, the Company had investments in 135 portfolio companies with a total fair value of $1,024.6 million. The investments in portfolio companies as of September 30, 2013 consisted of $296.2 million of senior secured loans, $554.5 million of one stop loans, $112.9 million of second lien loans, $22.6 million of subordinated debt, $4.8 million in Senior Loan Fund LLC and $33.7 million of equity investments. This compares to the Company’s portfolio as of June 30, 2013, as of which date the Company had investments in 135 portfolio companies with a total fair value of $967.8 million. The investments in portfolio companies as of June 30, 2013 consisted of $315.4 million of senior secured loans, $487.1 million of one stop loans, $100.0 million of second lien loans, $34.0 million of subordinated debt and $31.2 million of equity investments.

For the quarter ended September 30, 2013, the Company originated $126.1 million in new middle-market investment commitments. Approximately 20% of the new middle-market investment commitments were senior secured loans, 52% were one stop loans, 23% were second lien loans, 2% were investments in Senior Loan Fund LLC and 3% were equity securities. Overall, total investments in portfolio companies at fair value increased by $56.9 million during the three months ended September 30, 2013 after factoring in debt repayments and sales of securities.

For the quarter ended September 30, 2013, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio were 9.6% and 8.9%, respectively.

Consolidated Results of Operations

Total investment income for the quarter ended September 30, 2013 and June 30, 2013 was $22.8 million and $22.3 million, respectively. This $0.5 million increase was primarily attributable to higher average invested assets, which were partially offset by lower dividend income and lower fee income from prepayments during the quarter ended September 30, 2013.

Total expenses for the quarter ended September 30, 2013 and June 30, 2013 were $10.4 million and $10.3 million, respectively. This $0.1 million increase was primarily due to increased management fees due to higher average assets, which were partially offset by a lower incentive fee.

During the quarter ended September 30, 2013, the Company recorded a net realized loss of $(1.4) million and recorded net unrealized appreciation of $1.3 million. The net realized loss was primarily attributable to the sale of one non-accrual investment and the payoff of one under-performing investment, and the net unrealized appreciation was primarily due to the reversal of the unrealized depreciation on these two investments.

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Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of September 30, 2013, the Company had cash and cash equivalents of $16.3 million, restricted cash of $38.4 million and $420.9 million of total debt outstanding. As of September 30, 2013, the Company had $70.4 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions. As of September 30, 2013, the Company had $45.5 million of additional debentures available, subject to customary SBA regulatory requirements.

On October 31, 2013 the Company amended its revolving credit facility with Wells Fargo Bank N.A. to increase the size of the credit facility from $100 million to $250 million, extend the reinvestment period to October 21, 2014 and extend the maturity date to October 22, 2018. On November 22, 2013, the Company entered into a new $15 million revolving credit facility with The PrivateBank and Trust Company. The new revolving credit facility matures on November 22, 2019.

On November 26, 2013, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on December 27, 2013 to holders of record as of December 17, 2013.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in the Company’s portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans scored 1 are not anticipated to be repaid in full and the Company will reduce the fair market value of the loan to the amount the Company anticipates will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our ratings.

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The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of September 30, 2013 and June 30, 2013:

	September 30, 2013		June 30, 2013
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$178,993	17.5%	$140,332	14.4%
4	750,611	73.3	760,955	78.6
3	88,458	8.6	57,614	6.0
2	6,521	0.6	6,321	0.7
1	62	-	2,570	0.3
Total	$1,024,645	100.0%	$967,792	100.0%

Conference Call

The Company will host an earnings conference call at 11:00 a.m. (Eastern Time) on Wednesday, December 4, 2013 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 404-8174 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-2681. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 9.30.13 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 1:00 p.m. (Eastern Time) on January 3, 2014. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21676682.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	September 30, 2013	June 30, 2013
Assets	(audited)	(unaudited)
Investments, at fair value (cost of $1,017,961 and $962,485, respectively)	$1,024,645	$967,792
Cash and cash equivalents	16,309	12,936
Restricted cash and cash equivalents	38,408	21,689
Interest receivable	4,316	5,520
Deferred financing costs	7,742	7,372
Other assets	236	448
Total Assets	$1,091,656	$1,015,757

Liabilities
Debt	$412,100	$403,800
Secured borrowings, at fair value (cost of $8,683 and $0, respectively)	8,809	-
Interest payable	1,277	2,426
Management and incentive fees payable	5,579	5,808
Payable for open trades	3,677	-
Accounts payable and accrued expenses	1,978	2,225
Total Liabilities	433,420	414,259

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of September 30, 2013 and June 30, 2013	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 43,282,932 and 39,791,805 shares issued and outstanding as of September 30, 2013 and June 30, 2013,
respectively	43	40
Paid in capital in excess of par	652,669	600,352
Capital distributions in excess of and undistributed net investment income	2,725	(343)
Net unrealized appreciation on investments and derivative instruments	9,225	7,975
Net realized loss on investments and derivative instruments	(6,426)	(6,526)
Total Net Assets	658,236	601,498
Total Liabilities and Total Net Assets	$1,091,656	$1,015,757

Number of common shares outstanding	43,282,932	39,791,805
Net asset value per common share	$15.21	$15.12

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	September 30, 2013	June 30, 2013
	(unaudited)
Investment income
Interest income	$22,446	$21,187
Dividend income	370	1,081

Total investment income	22,816	22,268

Expenses
Interest and other debt financing expenses	3,174	2,967
Base management fee	3,480	3,114
Incentive fee	2,196	2,785
Professional fees	660	534
Administrative service fee	752	715
General and administrative expenses	130	153

Total expenses	10,392	10,268

Net investment income	12,424	12,000

Net gain (loss) on investments
Net realized loss on investments	(1,380)	(77)
Net change in unrealized appreciation on investments and secured borrowings	1,250	734

Net gain (loss) on investments and secured borrowings	(130)	657

Net increase in net assets resulting from operations	$12,294	$12,657

Per Common Share Data
Basic and diluted earnings per common share	$0.31	$0.34
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	40,269,680	37,118,379

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, second lien and subordinated loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $8.0 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one-loan financings (through the firm's proprietary MiniGOLD, GOLD, and MegaGOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $300 million. Golub Capital's hold sizes range up to $250 million per transaction.

Golub Capital has been a top 3 Traditional Middle Market Bookrunner each year from 2008 through 3Q 2013 for senior secured loans of up to $100 million for leveraged buyouts. Year to date, Golub Capital has been awarded Finance Monthly’s Global Awards 2013 “Credit Asset Manager of the Year,” and DealMakers M&A Awards 2013 “Middle Market Lender of the Year.” In 2012, Golub Capital was awarded ACG New York Champion’s Award for “Senior Lender Firm of the Year” and the M&A Advisor award for “Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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